                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                       Ohio State Financial Services, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                           Common shares, no par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    677911 10 9
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [X]    Rule 13d-1(b)
         [ ]    Rule 13d-1(c)
         [ ]    Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



----------------------------------------
CUSIP No. 677911 10 9                                     13G
          -------------------
----------------------------------------

---------- ------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Ohio State Financial Services, Inc. Employee Stock Ownership Plan
---------- ------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                   (a)  [ ]
                                                                                   (b)  [X]
---------- ------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           OHIO
-------------------------- -------- -----------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    -0-
       NUMBER OF
                          -------- -----------------------------------------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     -0-
         BY EACH
                           -------- -----------------------------------------------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH

                                    -0-
                           -------- -----------------------------------------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    58,353
---------- ------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           58,353
---------- ------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- ------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.8%

---------- ------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           EP

---------- ------------------------------------------------------------------------------------------------------------


----------------------------------------
CUSIP No. 677911 10 9                                     13G
          ------------------------
----------------------------------------

---------- ------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           First Bankers Trust Company, N.A.
---------- ------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                   (a)  [ ]
                                                                                   (b)  [X]
---------- ------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- ------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           United States
-------------------------- -------- -----------------------------------------------------------------------------------
                              5     SOLE VOTING POWER

                                    43,687
        NUMBER OF
                           -------- -----------------------------------------------------------------------------------
         SHARES               6     SHARED VOTING POWER
      BENEFICIALLY
          OWNED                     14,666
         BY EACH
                           -------- -----------------------------------------------------------------------------------
    REPORTING PERSON          7     SOLE DISPOSITIVE POWER
          WITH
                                    -0-
                           -------- -----------------------------------------------------------------------------------
                              8     SHARED DISPOSITIVE POWER

                                    58,353
---------- ------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           58,353
---------- ------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

---------- ------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           11.8%

---------- ------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           BK
---------- ------------------------------------------------------------------------------------------------------------




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

Item 1(a).        Name of Issuer:
---------

                  Ohio State Financial Services, Inc.

Item 1(b).        Address of Issuer's Principal Executive Offices:
---------

                  435 Main Street
                  Bridgeport, Ohio  43912

Item 2(a).        Name of Persons Filing:
---------

                  First Bankers Trust Company, N.A.

                  Ohio State Financial Services, Inc. Employee Stock Ownership Plan

Item 2(b).        Address of Principal Business Office or, if none, Residence:
---------

                  First Bankers Trust Company, N.A.
                  1201 Broadway
                  Quincy, Illinois  62301

                  Ohio State Financial Services, Inc. Employee Stock Ownership Plan
                  First Bankers Trust Company, N.A., Trustee
                  1201 Broadway
                  Quincy, Illinois  62301

Item 2(c).        Citizenship:
---------

                  First Bankers Trust Company, N.A.
                    Organized under the laws of the United States

                  Ohio State Financial Services, Inc. Employee Stock Ownership
                  Plan:
                    Organized in Ohio

Item 2(d).        Title and Class of Securities:
---------

                  Common shares, no par value

Item 2(e).        CUSIP Number:
---------

                  677911 10 9



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

Item 3.                  If this statement is filed pursuant to Rules 13d-1(b),
------ or 13d-2(b) or (c), check whether the person filing is a:

                         (a)    [ ]   Broker or Dealer registered under Section
                                      15 of the Act (15 U.S.C. 78o).

                         (b)    [X]   Bank as defined in section 3(a)(6) of the
                                      Act (15 U.S.C. 78c).


                         (c)    [ ]   Insurance Company as defined in section
                                      3(a)(19) of the Act (15 U.S.C. 78c).

                         (d)    [ ]   Investment Company registered under
                                      section 8 of the Investment Company
                                      Act of 1940 (15 U.S.C. 80a-8).

                         (e)    [ ]   An investment adviser in accordance
                                      with section 240.13d-1(b)(1)(ii)(E).

                         (f)    [X]   An employee benefit plan or endowment fund
                                      in accordance with section
                                      240.13d-1(b)(1)(ii)(F).

                         (g)    [ ]   A parent holding company or control person
                                      in accordance with section
                                      240.13d-1(b)(1)(ii)(G).

                         (h)    [ ]   A savings association as defined in
                                      Section 13(b) of the Federal Deposit
                                      Insurance Act (12 U.S.C. 1813).

                         (i)    [ ]   A church plan that is excluded from the
                                      definition of an investment company under
                                      Section 3(c)(14) of the Investment Company
                                      Act of 1940 (15 U.S.C. 80a-3).

                         (j)    [ ]   A group, in accordance with section
                                      240.13d-1(b)(1)(ii)(J).


Item 4.           Ownership:
------

                  First Bankers Trust Company, N.A.

                  (a)      Amount Beneficially Owned:
                           58,353

                  (b)      Percent of Class:
                           11.8%




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

                  (c)      Number of shares as to which such person has:

                           (i)      sole power to vote or to direct the vote:
                                    43,687

                           (ii)     shared power to vote or to direct the vote:
                                    14,666

                           (iii) sole power to dispose or to direct the disposition of:
                                    -0-

                           (iv) shared power to dispose or to direct the disposition of:
                                    58,353

                           Ohio State Financial Services Corporation Employee Stock Ownership Plan

                           (a)      Amount Beneficially Owned:
                                    58,353

                           (b)      Percent of Class:
                                    11.8%

                           (c) Number of Shares as to which such person has:

                                    (i)     sole power to vote or to direct the
                                            vote:
                                            -0-

                                    (ii)    shared power to vote or to direct
                                            the vote:
                                            -0-

                                    (iii)   sole power to dispose or to direct
                                            the disposition of:
                                            -0-

                                    (iv)    shared power to dispose or to direct
                                            the disposition of:
                                            58,353

                           There are 58,353 common shares owned by the Ohio State Financial Services Employee Stock Ownership Plan (the "Plan"). First Bankers Trust Company, N.A., is the Trustee of the Plan. Under the terms of the Plan and the Trust Agreement, the Trustee votes all of the shares allocated to the accounts of participants as directed by the participants to whose accounts such shares have been allocated. With respect to unallocated shares or allocated shares with respect to which no instructions have been received, the Plan provides that the Trustee shall vote such shares in the Trustee's discretion.

                           Although the Trustee has general authority to sell assets, because the Plan provides that the Trustee is to invest primarily in shares of the issuer, the authority to dispose of such shares is limited by the Plan.




                                       6
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Item 5.                    Ownership of Five Percent or Less of a Class:
------

                           Inapplicable

Item 6.                    Ownership of More Than Five Percent on Behalf of
------                     Another Person:

                           Inapplicable

Item 7.                    Identification and Classification of the Subsidiary
------ Which Acquired the Security Being Reported on by the Parent Holding Company:

                           Inapplicable

Item 8.                    Identification and Classification of Members of the
------                     Group:

                           Inapplicable

Item 9.                    Notice of Dissolution of Group:
------

                           Inapplicable

Item 10.                   Certification:
-------

                           By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.



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Signature:

                  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                          FIRST BANKERS TRUST COMPANY, N.A.


Date: 2/13/2001                           By: /s/ Carmen Walch
                                              --------------------------------
                                          Trust Officer

                                          OHIO STATE FINANCIAL SERVICES, INC.
                                          EMPLOYEE STOCK OWNERSHIP PLAN


                                          By: First Bankers Trust Company, N.A.,
                                              Trustee

Date: 2/13/2001                           By: /s/ Carmen Walch
                                              --------------------------------
                                              Trust Officer



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                                    EXHIBIT A
                                    ---------

                   AGREEMENT FOR JOINT FILING OF SCHEDULE 13G
                   ------------------------------------------

         The undersigned hereby agree that the Schedule 13G being filed with the Securities and Exchange Commission to report their beneficial ownership of more than 5% of the common shares of Ohio State Financial Services, Inc., an Ohio corporation, shall be, and is, filed on behalf of each of the undersigned.

                                          FIRST BANKERS TRUST COMPANY, N.A.


Date: 2/13/2001                           By: /s/ Carmen Walch
                                              --------------------------------
                                          Trust Officer

                                          OHIO STATE FINANCIAL SERVICES, INC.
                                          EMPLOYEE STOCK OWNERSHIP PLAN


                                          By: First Bankers Trust Company, N.A.,
                                              Trustee

Date: 2/13/2001                           By: /s/ Carmen Walch
                                              --------------------------------
                                          Trust Officer



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